SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CORIXA CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
	transaction	Exchange Act	aggregate value
Title of each class of securities to which transaction applies	applies	Rule 0-11	of transaction	Total fee paid

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Corixa Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Corixa Corporation
Commission File No.: 0-22891

The following reflects the script of a public conference call and webcast held by Corixa Corporation on May 2, 2005.

CORIXA AGREEMENT TO BE ACQUIRED BY GLAXOSMITHKLINE

Conference Call Script

May 2, 2005

Speakers:	Remote Operator:
Listeners:	Click the following Meeting URL or enter it in your browser:
www.LFKSJLDSKJDSL:K.com

On the “Enter Meeting” page that appears, supply this information if requested:
Your Name: (enter your name)
Meeting ID:
Meeting Password:

Jim:
Thank you for joining us. With me today is Dr. Steven Gillis, chairman and CEO of Corixa and Michelle Burris, our chief financial officer. On Friday, April 29, we issued a press release announcing that we had signed a definitive agreement with GlaxoSmithKline whereby Corixa would be acquired by GSK. A copy of our press release can be found in the news section of our Web site at www.corixa.com.

As always, a recording of this call will be archived and available for replay later today in the Investors section of our Web site. In a moment, I will turn things over to Steve, to review the announcement and address questions.

I would like to remind you that during this call we may make projections and other forward-looking statements regarding future events or the future financial performance of the company. As you know, these statements are just predictions, and actual events or results may differ. We caution you not to unduly rely on these forward-looking statements, which only reflect our projections as of today. Please refer to our documents filed with the SEC for information about risks that may affect the company, all of which are also available in the Investors section of our Web site. Thanks again for joining us today. Steve?

Steve:
Thanks, Jim. On Friday, April 29, Corixa and GSK announced that both parties had signed a definitive agreement under which GSK would acquire Corixa. Under the terms of the agreement, GSK will pay $4.40 in cash for each share of Corixa common stock, or common stock equivalent, or approximately $300 million. This represents a 48% premium above our closing share price of $2.98 on April 28, 2005. The agreement is subject to customary approval conditions. We expect the transaction to close in the third quarter of 2005.

Those of you who have followed our business are well aware that Corixa and GSK have been partners, on multiple projects, for many years. Our partnership has spanned discovery and development of vaccine antigens, licensing of Corixa’s adjuvants for incorporation in GSK vaccines and shared development and marketing of BEXXAR. The agreement to be acquired by GSK represents further integration of our efforts and is a logical step given the importance of Corixa’s flagship adjuvant, MPL, in multiple GSK vaccines.

Under the terms of our agreement, GSK will acquire all scientific and business programs, assets and all related rights and obligations of Corixa. This includes our manufacturing facility in Hamilton, Montana, which produces MPL. MPL is our adjuvant, which is a component in many of

GSK’s pipeline vaccine candidates. GSK will also acquire all assets related to Corixa’s experimental tuberculosis vaccine, a portfolio of candidate immunotherapeutic cancer vaccines and the company’s promising compounds that modulate innate immunity by interaction with TLR4. In addition, GSK will also assume Corixa’s outstanding convertible notes, and after the transaction, the holders of these notes will have the right to cause GSK to redeem the notes for par plus accrued interest.

Selected Corixa Board Members and their investment funds, all of which collectively own approximately 11 percent of the outstanding voting shares of Corixa, have entered into support agreements pledging that they will vote all their shares in favor of the transaction at the meeting of Corixa stockholders.

Corixa will file a proxy statement with the SEC in connection with the proposed transaction. We urge investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Corixa are available free of charge on Corixa’s website at www.corixa.com. Documents on Corixa’s website will not be part of the filing.

In closing, we look forward to working with GSK during the upcoming transition period by focusing on continued expansion of manufacturing operations in Montana, and by helping GSK to evaluate the other programs in the Corixa portfolio.

Thank you for joining us today.

Operator, will you please open the call to questions at this time?

Important Additional Information to Be Filed With the SEC

Corixa plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the Merger. The Proxy Statement will contain important information about Corixa, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it becomes available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Corixa through the web site maintained by the SEC at www.sec.gov as well as the web site maintained by Corixa at www.corixa.com. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Corixa by contacting Investor Relations, Corixa Corporation, 1900 9th Avenue, Suite 1100, Seattle, Washington 98101.

Corixa and its directors and executive offices and certain other of its employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Corixa stockholders in respect of the Merger contemplated by the Merger Agreement. Information regarding the persons who maybe considered participants in the proxy solicitation will be set forth in the Corixa proxy statement when it is next filed with the SEC.